EXHIBIT INDEX

Exhibit (g)(1)      Custodian Agreement between Registrant and American
                    Express Trust Company

Exhibit (h)(5)      Transfer Agency Agreement between Registrant and American
                    Express Client Service Corporation

Exhibit (p)(1)      Directors' Power of Attorney

Exhibit (p)(2)      Officers' Power of Attorney